Exhibit 15.7

CONSENT OF UWE ENGELMANN

I consent to the use of my name, or any quotation from, or summarization of, the technical report summary entitled  “S-K 1300 Technical Report Summary on the Maligreen Gold Project, Zimbabwe”, with effective date of December 31, 2022 and issued on April 28, 2023, included or incorporated by reference in:

(i)	the Annual Report on Form 20-F for the period ended December 31, 2025 of Caledonia Mining Corporation Plc being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto; and
(ii)	the Company’s Form F-3 Registration Statement (File No. 333-281436), and any amendments or supplements thereto.

I further consent to the filing of the technical report summary as an exhibit thereto.

/s/: Uwe Engelmann
Uwe Engelmann, BSc (Zoo. & Bot.), BSc
Hons (Geol.), Pr.Sci.Nat., FGSSA
Date: 30/03/2026